Exhibit 23 - Consent of Independent Auditors


The Board of Directors
Drew Industries Incorporated


We consent to incorporation by reference in the registration statements (Nos. 33-26260, 33-2052, and 33- 4957) on Form S-3 and (No. 33-88582) on Form S-8 of
Drew Industries Incorporated of our reports dated February 12, 1997, except for the first paragraph of Note 14, which is as of March 21, 1997, related to the consolidated balance sheets of Drew Industries Incorporated and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and related financial statement schedule, appearing and incorporated by reference, in the December 31, 1996, annual report on Form 10-K of Drew Industries Incorporated.

                                       KPMG Peat Marwick LLP



Stamford, Connecticut
March 28, 1997


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